EXHIBIT 4.11
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                                     [LOGO] ATLAS CAPITAL SERVICES, INC.


                                                                                               May 1, 2001

Xybernaut Corporation
12701 Fair Lakes Circle
Fairfax, VA  22033

Dear Steve:

     The purpose of this letter is to confirm the understanding and agreement (this "Agreement") by and between Atlas Capital Services, Inc. ("Atlas Capital Services") and Xybernaut Corporation (the "Company") as
follows:

1)   Engagement. The Company hereby engages Atlas Capital Services, for a period of thirty (30) days from the date of the signing of this Agreement (the "Engagement Period"), as its non-exclusive finder in connection with a proposed private placement (the "Private Placement") of up to $11 million of the
     Company's securities comprised of the Company's common stock and warrants to purchase such common stock
     (the "Securities") to a limited number of institutional or accredited investors (the "Investors"), on terms and conditions acceptable to the Investors and the Company. The Private Placement would be made pursuant to the exemptions afforded by the Securities Act of 1933, as amended, and applicable state securities laws.

2)   No Due Diligence Obligation. The Company acknowledges and agrees that Atlas Capital Services will not undertake any "due diligence" investigation and will be using and relying upon the information supplied by the Company and its officers, agents and others, the Placement Materials, and any other publicly available information concerning the Company's assets.

3)   Compensation. In consideration of Atlas Capital Services services, if the Company closes on not less than $10 million in the Private Placement during the Employment Period, Atlas Capital Services shall be entitled to receive, and the Company hereby agrees to pay to Atlas Capital Services, the following:

     a)   Upon the closing of the Private Placement, at the minimum amount, as aforesaid, the Company will pay a cash fee of $350,000 to Atlas Capital Services.

     b)   Upon the closing of the Private Placement, at the price as effective, the Company shall issue to
          Atlas Capital Services and/or its designees warrants (the "Warrants") to purchase 45,000 shares of the Company's common stock on the same terms as the warrants issued to the Investors in the Private
          Placement.

4)   Indemnification. The Company shall indemnify Atlas Capital Services under its standard indemnification provisions attached hereto as Schedule A and made a part hereof.

5)   Miscellaneous.

     a)   No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

     b)   This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

     c)   This Agreement shall be construed in accordance with and governed by the laws of the State of New
          York without giving effect to its conflict of law principles. The parties hereby agree that

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225 Broadway, Suite 910       New York, NY  10007      U.S.A.      Phone 212.267.3500      Fax: 212.267.3501

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                                     [LOGO] ATLAS CAPITAL SERVICES, INC.

          any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts located in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceedings by means of registered or certified mail, return receipt requested, in care of the address set forth on the signature page hereto.

     d)   The parties hereby waive by jury in any action or proceeding involving, directly, or indirectly, any matter in any way arising out of or in connection with this Agreement.

     e)   Atlas Capital Services shall perform its services hereunder as an independent contractor and not as an employee, partner, co-venturer of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Atlas Capital Services shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner.

     f)   Nothing herein contained shall be construed to limit or restrict Atlas Capital Services in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company's business and properties.

     g)   The Company hereby represents that it is a sophisticated business enterprise that has retained
          Atlas Capital Services for the limited purposes set forth in this letter, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter.

     h)   The Company shall not issue any press release or other information regarding the Private Placement or Atlas Capital Services without the prior written consent of Atlas Capital Services, which consent shall not be unreasonably withheld.

     Atlas Capital Services is delighted to accept this engagement and looks forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

                                                                           ATLAS CAPITAL SERVICES, INC.



                                                                           By: /s/ Scot Cohen
                                                                              -------------------------------
                                                                               Name:  Scot Cohen
                                                                               Title: Vice President


ACCEPTED AND AGREED:

Xybernaut Corporation

By:/s/ Steven Newman
   -----------------------------
      Name: Steven Newman
      Title:  Vice-Chairman

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225 Broadway, Suite 910       New York, NY  10007      U.S.A.      Phone 212.267.3500      Fax: 212.267.3501


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                                     [LOGO] ATLAS CAPITAL SERVICES, INC.


                                                  Schedule A

Atlas Capital Services,  Inc.                                                            May 1, 2001
255 Broadway
New York, New York

Ladies and Gentlemen:

     In connection with our engagement of Atlas Capital Services Inc. ("Atlas Capital Services")
as finder, we hereby agree to indemnify and hold harmless Atlas Capital Services and its affiliates, and the respective directors, officers, shareholders, agents and employees of Atlas Capital Services
(collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses as incurred by any of them (including the reasonable fees and expenses of counsel) which (A) relate to or arise out of (i)
any actions taken or omitted to be taken (including any untrue statements made to any Indemnified
Person in connection with our engagement of Atlas Capital Services, or (B) otherwise relate to or arise out of Atlas Capital Services' activities on our behalf under Atlas Capital Services'
engagement, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action , suit or proceeding (collectively a "Claim"), in connection with pending or threatened litigation in which any Indemnified Person is a party. We will not, however, be responsible for any Claim which is finally judicially determined to have resulted exclusively from the gross negligence of willful misconduct of any person seeking indemnification hereunder. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Atlas Capital Services except for any Claim incurred by us solely as a direct result of any Indemnified Person's gross negligence or willful misconduct.

     We further agree that we will not, without the prior written consent of Atlas Capital Services, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such claim may be brought hereunder from any and all liability arising out of such claim.

     Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified
Person shall notify us in writing of such complaint or of such assertion or institution but failure to do so notify us shall not relieve us from any obligations we may have hereunder, unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability we may have to any Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of reasonable fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines that having common counsel with the Company and/or another Indemnified Person would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and such Indemnified reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefore, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefore at its own expense.

     We agree that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not Atlas Capital Services is the Indemnified Person), we and

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225 Broadway, Suite 910       New York, NY  10007      U.S.A.      Phone 212.267.3500      Fax: 212.267.3501

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                                     [LOGO] ATLAS CAPITAL SERVICES, INC.


Atlas Capital Services shall contribute to the Claim for which such indemnify is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Atlas Capital
Services on the other, in connection with Atlas Capital Services' engagement referred to above, and the relative fault, as between us and the Indemnified Person in respect of the Claim, subject to the limitation that in no event shall the amount of Atlas Capital Services' contribution to such Claim exceed the amount of fees actually received by Atlas Capital Services from us pursuant to Atlas Capital Services' engagement. We hereby agree that the relative benefits to us, on the one hand, and Atlas Capital Services on the other, with respect to Atlas Capital Services' engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fee actually paid to Atlas Capital Services in connection with such engagement; provided, however, that under no circumstances whatsoever shall Atlas Capital Services be required to contribute to any such claim any amount in excess of the fee actually paid in connection with such engagement.

     Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect, any rights that any Indemnified Party may have at law or at equity.

     We hereby consent to personal junction and service of process and venue in any court in the State of New
York in which any claim for indemnity is brought by and Indemnified Person.

     It is understood that, in connection with Atlas Capital Services' engagement, Atlas Capital Services may be engaged to act in one or more additional capacities and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this
Agreement shall apply to the original engagement, any such additional engagement and any modifications of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of Atlas Capital Services' engagement(s).

                                                                                 Very truly yours,

                                                                                 Xybernaut Corporation

                                                                                 By:/s/ Steven Newman
                                                                                    -------------------------
                                                                                    Name: Steven Newman
                                                                                    Title:   Vice-Chairman

Confirmed and agreed to:

ATLAS CAPITAL SERVICES, INC.

By:/s/ Scot Cohen
   -----------------------
   Name:  Scot Cohen
   Title: Vice President

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225 Broadway, Suite 910       New York, NY  10007      U.S.A.      Phone 212.267.3500      Fax: 212.267.3501

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